Exhibit 99.1

Pattern Energy Reports Third Quarter 2018 Financial Results
- Declares dividend of $0.4220 per Class A common share for fourth quarter 2018 -

SAN FRANCISCO, California, November 5, 2018 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ & TSX: PEGI) today announced its financial results for the 2018 third quarter.

Highlights
(Comparisons made between fiscal Q3 2018 and fiscal Q3 2017 results, unless otherwise noted)

•	Proportional gigawatt hours (“GWh”) sold of 1,623 GWh, up 7%

•	Net cash provided by operating activities of $106.9 million

•	Cash available for distribution (“CAFD”) of $31.7 million, up 235% and on track to meet full year guidance(1)

•	Net loss of $31.5 million

•	Adjusted EBITDA of $79.5 million, up 45%

•	Revenue of $118.4 million, up 29%

•	Declared a fourth quarter dividend of $0.4220 per Class A common share or $1.688 on an annualized basis, subsequent to the end of the period, unchanged from the previous quarter's dividend

•	Committed to a plan to repower the 283 MW Gulf Wind project starting in 2019

•	Acquired a 51% owned interest in the 143 MW Mont Sainte-Marguerite project in Québec, for a purchase price of $37.7 million, representing a 10x multiple of the five-year average CAFD(1) of the project

•
Completed the sale of the Company’s operations in Chile, which principally consist of its 81 MW owned interest in the 115 MW El Arrayán project (“El Arrayán”) for which Pattern Energy received cash proceeds of $70.4 million

“It was another solid quarter with CAFD up more than three times the same period last year, which puts us in a great position to achieve our targeted CAFD(1) for the year,” said Mike Garland, President of Pattern Energy. “We continue to take proactive measures to increase our CAFD without issuing common equity including, asset recycling, repowering Gulf Wind and the implementation of cost savings. During the quarter we sold El Arrayán at a premium to the multiple at which we trade and we are in the final stages of a second sale. This asset recycling provides us additional flexibility to make new investments in accretive opportunities, like the Mont Sainte-Marguerite acquisition or the Gulf Wind repowering, which increase CAFD. As the opportunity set at Pattern Energy Group 2 LP (“Pattern Development 2.0”) continues to mature and grow, especially in exciting markets like Japan, our material ownership interest in the development business is a clear differentiator to other players in the market.”
(1) The forward looking measures of 2018 full year cash available for distribution (CAFD) and the five-year average annual purchase price multiple are non-GAAP measures that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2018 Quarterly Report on Form 10-Q for the period ended September 30, 2018.

Financial and Operating Results
Pattern Energy sold 1,622,991 megawatt hours (“MWh”) of electricity on a proportional basis in the third quarter of 2018 compared to 1,513,997 MWh sold in the same period last year. Pattern Energy sold 6,021,515 MWh of electricity on a proportional basis for the nine months ended September 30, 2018 (“YTD 2018”) compared to 5,663,782 MWh sold in the same period last year. The 7% increase in the quarterly period was primarily due to volume increases as a result of acquisitions in 2017 and 2018, favorable wind and increased availability compared to last year. Production for the quarter was 8% below the long-term average forecast for the period with strength in Canada, Japan and Puerto Rico offset by weakness in the Eastern U.S.

Net cash provided by operating activities was $106.9 million for the third quarter of 2018 compared to $2.1 million for the same period last year. Net cash provided by operating activities was $230.5 million for YTD 2018 as compared to $159.3 million for the same period last year. The increase in the quarterly period of $104.8 million was primarily due to a $24.3 million increase in revenue (excluding unrealized loss on energy derivative and amortization included in electricity sales), a $33.8 million increase in advanced lease revenue, decreased payments of $26.7 million in payable, accrued and current liabilities, due primarily to the timing of payments, a $13.6 million increase in other current assets primarily due to a $7.7 million increase in sales tax receivable and a $7.3 million increase in related party receivable, a $6.5 million decrease in interest payments, and a $1.7 million decrease in transmission costs. The increase to net cash provided by operating activities was partially offset by a decrease of $1.6 million in distributions from unconsolidated investments.
Cash available for distribution increased 235% to $31.7 million for the third quarter of 2018, compared to $9.5 million for the same period last year. Cash available for distribution increased 28% to $133.4 million for YTD 2018 compared to $103.8 million for the same period in the prior year. The $22.2 million increase in the quarterly period was primarily due to a $24.3 million increase in revenues (excluding the unrealized loss on the energy derivative and amortization included in electricity sales) due to acquisitions in 2017 and 2018, a $5.9 million decrease in principal payments of project-level debt, a $1.7 million decrease in transmission costs and a $0.8 million increase in the release of restricted cash. These increases were partially offset by a $3.0 million increase in distributions to noncontrolling interests, a $4.0 million decrease in distributions from unconsolidated investments and $1.4 million of costs related to the sale of El Arrayán.
Net loss was $31.5 million in the third quarter of 2018, compared to a net loss of $48.4 million for the same period last year. Net loss was $45.9 million for YTD 2018 compared to a net loss of $60.5 million in the same period last year. The improvement of $16.8 million in the quarterly period was primarily attributable to a $26.4 million increase in revenue due to 2017 and 2018 acquisitions and a $5.1 million decrease in other expense primarily due to gains on derivatives. These increases were partially offset by a $4.5 million increase in cost of revenue related to 2017 and 2018 acquisitions, a $3.3 million increase in operating expenses related to an impairment expense on the El Arrayán sale and a $6.9 million increase in tax provisions.
Adjusted EBITDA increased 45% to $79.5 million for the third quarter of 2018 compared to $54.7 million for the same period last year. Adjusted EBITDA increased 19% to $292.2 million for YTD 2018 compared to $244.8 million for the same period last year. The $24.8 million increase in the quarterly period was primarily due to a $24.3 million increase in revenue (excluding unrealized loss on energy derivative and amortization included in electricity sales) primarily attributable to volume increases as a result of 2017 and 2018 acquisitions, favorable wind and increased availability compared to last year. Adjusted EBITDA for the third quarter also reflects a charge to earnings of approximately $4.3 million for the equity pick-up in the financial results of Pattern Development 2.0.
2018 Financial Guidance
Pattern Energy is re-confirming its targeted annual cash available for distribution(2) for 2018 within a range of $151 million to $181 million, representing an increase of 14% compared to cash available for distribution in 2017.
(2) The forward looking measure of 2018 full year cash available for distribution (CAFD) is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2018 Quarterly Report on Form 10-Q for the period ended September 30, 2018.
Quarterly Dividend
Pattern Energy declared a dividend for the fourth quarter 2018, payable on January 31, 2019, to holders of record on December 31, 2018 in the amount of $0.4220 per Class A common share, which represents $1.688 on an annualized basis. The amount of the fourth quarter 2018 dividend is unchanged from the third quarter 2018 dividend.
Acquisition Pipeline
Pattern Energy Group LP (“Pattern Development 1.0”) and Pattern Development 2.0 (together, the “Pattern Development Companies”) have a pipeline of development projects totaling more than 10 GW. Pattern Energy has a ROFO on the pipeline of acquisition opportunities from the Pattern Development Companies. The identified ROFO list stands at 743 MW of potential owned capacity and represents a portion of the pipeline of development projects of the Pattern Development Companies, which are subject to Pattern Energy’s ROFO. Since its IPO, Pattern Energy has purchased, or agreed to purchase, 1,564 MW from Pattern Development 1.0 and in aggregate grown the identified ROFO list from 746 MW to more than 2 GW.

Below is a summary of the identified ROFO projects that Pattern Energy has the right to purchase from the Pattern Development Companies in connection with its respective purchase rights:

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start (1)	Commercial Operations (2)	Contract Type	Rated (3)	Pattern Development- Owned (4)
Pattern Development 1.0 Projects
Belle River	Operational	Ontario	2016	2017	PPA	100	43
North Kent	Operational	Ontario	2017	2018	PPA	100	35
Henvey Inlet	In construction	Ontario	2017	2019	PPA	300	150
Pattern Development 2.0 Projects
Stillwater Big Sky	Operational	Montana	2018	2018	PPA	80	80
Crazy Mountain	Late stage development	Montana	2019	2019	PPA	80	80
Grady	In construction	New Mexico	2018	2019	PPA	220	188
Sumita	Late stage development	Japan	2019	2022	PPA	99	55
Ishikari	Late stage development	Japan	2020	2022	PPA	112	112
						1,091	743

(1)	Represents year of actual or anticipated commencement of construction.

(2)	Represents year of actual or anticipated commencement of commercial operations.

(3)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of wind and other conditions, a project or a turbine will not operate at its rated capacity at all times and the amount of electricity generated will be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(4)
Pattern Development-Owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by Pattern Development 1.0's or Pattern Development 2.0's percentage ownership interest in the distributable cash flow of the project.

Cash Available for Distribution and Adjusted EBITDA Non-GAAP Reconciliations
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net loss to Adjusted EBITDA, respectively, for the periods presented (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net cash provided by operating activities(1)	$106,922	$2,147	$230,466	$159,330
Changes in operating assets and liabilities	(54,936)	25,481	(36,439)	(22,475)
Network upgrade reimbursement	303	346	879	8,936
Release of restricted cash	759	—	3,247	—
Operations and maintenance capital expenditures	(169)	(254)	(440)	(517)
Distributions from unconsolidated investments	419	2,821	4,752	11,211
Other	(2,779)	598	228	1,974
Less:
Distributions to noncontrolling interests	(7,592)	(4,537)	(28,867)	(13,701)
Principal payments paid from operating cash flows	(11,255)	(17,140)	(40,432)	(40,911)
Cash available for distribution	$31,672	$9,462	$133,394	$103,847
(1) Included in net cash provided by operating activities for the three and nine months ended September 30, 2018 and 2017 are the portions of distributions from unconsolidated investments paid from cumulative earnings representing the return on investment.

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net loss	$(31,547)	$(48,376)	$(45,941)	$(60,521)
Plus:
Interest expense, net of interest income	27,021	26,710	79,415	73,009
Tax provision (benefit)	3,043	(3,839)	14,237	5,477
Depreciation, amortization and accretion	63,013	56,650	188,429	156,629
EBITDA	61,530	31,145	236,140	174,594
Unrealized loss on energy derivative (1)	318	3,113	14,991	10,134
(Gain) loss on derivatives	(1,536)	6,288	(15,997)	11,687
Impairment expense	2,325	—	6,563	—
Other	2,180	466	2,180	1,585
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	9,306	10,270	28,280	29,108
Tax provision	1,142	—	935	—
Depreciation, amortization and accretion	8,888	9,361	26,397	26,390
Gain on derivatives	(4,619)	(5,908)	(7,333)	(8,696)
Adjusted EBITDA	$79,534	$54,735	$292,156	$244,802
(1) Amount is included in electricity sales on the consolidated statements of operations.

Conference Call and Webcast
Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Monday, November 5, 2018. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 4369558. The replay recording will be available until 11:59 p.m. Eastern Time, November 28, 2018.
A live webcast of the conference call will be also available on the events page in the investor section of Pattern Energy’s website at www.patternenergy.com. An archived webcast will be available for one year.
About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the Nasdaq Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 24 wind and solar power facilities with a total owned interest of 2,861 MW in the United States, Canada and Japan that use proven, best-in-class technology. Pattern Energy’s wind and solar power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the ability to achieve the 2018 cash available for distribution target, the ability to consummate a repowering of the Gulf Wind project, the ability of the Company to consummate the second sale as part of its asset recycling strategy, the ability of the Company's measures to increase CAFD, the ability of the Company's ownership in Pattern Development 2.0 to differentiate it in the market, and the anticipated commencement date of construction and commercial operations of certain of the identified ROFO projects. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
# # #

Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$125,689	$116,753
Restricted cash	6,324	9,065
Counterparty collateral	5,855	29,780
Trade receivables	50,303	54,900
Derivative assets, current	15,842	19,445
Prepaid expenses	21,080	17,847
Deferred financing costs, current, net of accumulated amortization of $2,670 and $2,580 as of September 30, 2018 and December 31, 2017, respectively	1,482	1,415
Other current assets	13,584	21,105
Total current assets	240,159	270,310
Restricted cash	13,899	12,162
Major construction advances	71,406	—
Construction in progress	221,185	—
Property, plant and equipment, net	4,109,864	3,965,121
Unconsolidated investments	372,380	311,223
Derivative assets	24,757	9,628
Deferred financing costs	8,797	7,784
Net deferred tax assets	1,616	6,349
Finite-lived intangible assets, net	221,183	136,048
Goodwill	56,453	—
Other assets	30,372	22,906
Total assets	$5,372,071	$4,741,531

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	September 30,	December 31,
	2018	2017
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$57,360	$53,615
Accrued construction costs	38,442	1,369
Counterparty collateral liability	5,855	29,780
Accrued interest	7,621	16,460
Dividends payable	42,185	41,387
Derivative liabilities, current	2,190	8,409
Revolving credit facility, current	186,372	—
Current portion of long-term debt, net	63,671	51,996
Contingent liabilities, current	24,771	2,592
Other current liabilities	12,955	11,426
Total current liabilities	441,422	217,034
Revolving credit facility	23,760	—
Long-term debt, net	2,105,834	1,878,735
Derivative liabilities	14,985	20,972
Net deferred tax liabilities	120,104	56,491
Finite-lived intangible liabilities, net	57,039	51,194
Contingent liabilities	140,048	62,398
Asset retirement obligations	192,006	56,619
Other long-term liabilities	64,033	49,946
Advanced lease revenue	28,268	—
Total liabilities	3,187,499	2,393,389
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 98,095,886 and 97,860,048 shares outstanding as of September 30, 2018 and December 31, 2017, respectively	983	980
Additional paid-in capital	1,170,450	1,234,846
Accumulated loss	(12,595)	(112,175)
Accumulated other comprehensive loss	(15,716)	(25,691)
Treasury stock, at cost; 178,783 and 157,812 shares of Class A common stock as of September 30, 2018 and December 31, 2017, respectively	(3,901)	(3,511)
Total equity before noncontrolling interest	1,139,221	1,094,449
Noncontrolling interest	1,045,351	1,253,693
Total equity	2,184,572	2,348,142
Total liabilities and equity	$5,372,071	$4,741,531

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenue:
Electricity sales	$115,417	$89,807	$353,515	$293,977
Other revenue	2,976	2,223	16,477	6,646
Total revenue	118,393	92,030	369,992	300,623
Cost of revenue:
Project expense	37,229	33,932	105,456	96,437
Transmission costs	5,700	7,421	20,533	12,213
Depreciation, amortization and accretion	55,267	52,379	165,698	144,637
Total cost of revenue	98,196	93,732	291,687	253,287
Gross profit (loss)	20,197	(1,702)	78,305	47,336
Operating expenses:
General and administrative	9,305	9,068	29,100	31,969
Related party general and administrative	4,285	3,587	12,016	10,589
Impairment expense	2,325	—	6,563	—
Total operating expenses	15,915	12,655	47,679	42,558
Operating income (loss)	4,282	(14,357)	30,626	4,778
Other expense:
Interest expense	(27,460)	(27,147)	(80,613)	(74,541)
Gain (loss) on derivatives	1,536	(6,288)	15,997	(11,687)
Earnings (loss) in unconsolidated investments, net	(4,304)	(3,964)	13,166	27,431
Net earnings (loss) on transactions	1,130	(466)	(1,970)	(1,585)
Other income (expense), net	(3,688)	7	(8,910)	560
Total other expense	(32,786)	(37,858)	(62,330)	(59,822)
Net loss before income tax	(28,504)	(52,215)	(31,704)	(55,044)
Tax provision (benefit)	3,043	(3,839)	14,237	5,477
Net loss	(31,547)	(48,376)	(45,941)	(60,521)
Net loss attributable to noncontrolling interest	(18,952)	(18,548)	(201,986)	(50,566)
Net income (loss) attributable to Pattern Energy	$(12,595)	$(29,828)	$156,045	$(9,955)

Weighted-average number of common shares outstanding
Basic	97,460,492	87,370,979	97,464,012	87,146,465
Diluted	97,460,492	87,370,979	105,788,848	87,146,465
Earnings (loss) per share attributable to Pattern Energy
Basic	$(0.13)	$(0.34)	$1.60	$(0.12)
Diluted	$(0.13)	$(0.34)	$1.58	$(0.12)

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Nine months ended September 30,
	2018	2017
Operating activities
Net loss	$(45,941)	$(60,521)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	187,741	156,330
Impairment expense	6,563	—
Loss (gain) on derivatives	(3,236)	17,869
Stock-based compensation	3,517	4,085
Deferred taxes	13,910	9,133
Intraperiod tax allocation	—	(3,656)
Earnings in unconsolidated investments, net	(13,166)	(27,431)
Distributions from unconsolidated investments	42,838	43,093
Other reconciling items	1,802	(2,047)
Changes in operating assets and liabilities:
Counterparty collateral asset	23,925	10,105
Trade receivables	(47)	(2,861)
Prepaid expenses	(1,241)	(3,187)
Other current assets	13,749	(9,790)
Other assets (non-current)	(4,173)	2,457
Advanced lease revenue	33,792	—
Accounts payable and other accrued liabilities	(1,801)	16,389
Counterparty collateral liability	(23,925)	(10,105)
Accrued interest	(5,841)	(3,884)
Other current liabilities	(2,651)	6,650
Contingent liabilities, current	24,070	1,390
Long-term liabilities	7,366	14,569
Contingent liabilities	(27,013)	742
Derivatives	228	—
Net cash provided by operating activities	230,466	159,330
Investing activities
Cash paid for acquisitions, net of cash and restricted cash acquired	(188,527)	(229,329)
Proceeds from sale of subsidiaries, net of cash and restricted cash distributed	55,820	—
Payment for construction advances/deposits	(68,937)	—
Payment for construction in progress	(49,450)	—
Payment for property,plant and equipment	(10,212)	(44,295)
Distributions from unconsolidated investments	4,752	11,211
Other assets	(781)	7,607
Investment in Pattern Development 2.0	(86,254)	(60,000)
Net cash used in investing activities	(343,589)	(314,806)

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Nine months ended September 30,
	2018	2017
Financing activities
Proceeds from public offerings, net of issuance costs	$—	$22,431
Dividends paid	(123,616)	(107,943)
Capital contributions - noncontrolling interest	3,383	—
Capital distributions - noncontrolling interest	(28,867)	(13,701)
Payment for financing fees	(7,478)	(7,763)
Proceeds from revolving credit facility	488,907	323,000
Repayment of revolving credit facility	(279,000)	(250,000)
Proceeds from long-term debt	164,673	404,395
Repayment of long-term debt	(53,274)	(192,109)
Repayment of note payable - related party	(909)	—
Repayment of short-term debt	(36,973)	—
Payment for termination of designated derivatives	—	(14,372)
Other financing activities	(2,771)	(3,712)
Net cash provided by financing activities	124,075	160,226
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,020)	3,952
Net change in cash, cash equivalents and restricted cash	7,932	8,702
Cash, cash equivalents and restricted cash at beginning of period	137,980	109,371
Cash, cash equivalents and restricted cash at end of period	$145,912	$118,073
Supplemental disclosures
Cash payments for income taxes	$490	$335
Cash payments for interest expense	$79,302	$70,100
Schedule of non-cash activities
Change in major construction advances, construction in progress and property, plant and equipment	$225,898	$619